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                           CERTIFICATE OF DESIGNATION

                                       OF

                      SERIES C CONVERTIBLE PREFERRED STOCK

                                       OF

                              RITE AID CORPORATION

                            ------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                            ------------------------

                  Rite Aid Corporation (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, certifies that pursuant to the authority contained in Article Fourth of its Restated Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company, at a meeting duly called and held on April 20, 2001 and pursuant to actions by written consent of the Executive Committee of the Board of Directors of the Corporation dated June 20, 2001 duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

                  RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issuance of Series C Convertible Preferred Stock (the "Series C Preferred Stock"), par value $1.00 per share, with the liquidation preference set forth herein, initially consisting of 2,250,000 shares, which number may be increased from time to time by the Board of Directors upon any issuance of Series C Preferred Stock in accordance with Section 3 of this Certificate of Designation, having the following voting powers, preferences and relative, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

                  1.       Certain Definitions.

                  Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).




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                  "Board of Directors" means the Board of Directors of the
Company or any authorized committee of the Board of Directors.

                  "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

                  "Common Stock" means the common stock, par value $1.00 per share, of the Company.

                  "DGCL" means the Delaware General Corporation Law.

                  "Dividend Payment Date" has the meaning set forth in Section 3(a) below.

                  "Dividend Rate" means 8.7455% per annum, payable quarterly in arrears.

                  "Issue Date" means the first date on which any shares of Series C Preferred Stock are released from escrow and issued.

                  "Liquidation Date" has the meaning set forth in Section 4(a) below.

                  "Liquidation Preference" means $62.52.

                  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

                  "Record Date" has the meaning set forth in Section 3(a) below.

                  2.       Ranking.

                  Except as otherwise provided herein, the Series C Preferred Stock shall, with respect to dividend rights and distributions upon the liquidation, winding-up or dissolution of the Company, rank (i) senior to all classes of Common Stock of the Company and to each other class of Capital Stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Series C Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively, the "Junior Securities"); (ii) on a parity with any additional shares of Series C Preferred Stock issued by the Company in the future in accordance with Section 3 hereof and any other class of Capital Stock or series of preferred stock


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established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series C Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively, the "Parity Securities"); and (iii) junior to the Company's Series B Cumulative Convertible Pay-In-Kind Stock and any other class of Capital Stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Series C Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively, the "Senior Securities").

                  3.       Dividends; Other Distributions.

                           (a) The holders of the Series C Preferred Stock shall
be entitled to receive cumulative dividends at the Dividend Rate on the Liquidation Preference out of funds legally available thereafter, payable quarterly in arrears on each March 31, June 30, September 30 and December 31 or, if any such date is not a business day, on the next succeeding business day (each, a "Dividend Payment Date"), to the holders of record as of the next preceding March 15, June 15, September 15 and December 15 (each, a "Record Date").

                           (b) In the event the Company shall declare a
distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each case the holders of the Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series C Preferred Stock were the holders of the number of shares of Common Stock of the Company into which their shares of Series C Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

                           (c) In the case of shares of Series C Preferred Stock
issued on the Issue Date, dividends shall accrue and be cumulative from such date. In the case of shares of Series C Preferred Stock issued as a dividend on shares of Series C Preferred Stock, dividends shall accrue and be cumulative from the Dividend Payment Date in respect of which such shares were issued or were scheduled to be paid pursuant to Section 3(a) hereof as a dividend.

                           (d) Each fractional share of Series C Preferred Stock
outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding or due to be issued and outstanding share of Series C Preferred Stock pursuant to paragraph (a) of this Section 3, and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared); and shall be payable in the same manner and at such times as provided for in paragraph (a) of this
Section 3 with respect to dividends on each outstanding or due to be issued and outstanding share of Series C Preferred Stock. Each fractional share of Series C Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding or


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due to be issued and outstanding share of Series C Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding or due to be issued and outstanding share of Series C Preferred Stock.

                           (e) Accrued but unpaid dividends for any past
dividend periods may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to Holders of record on the books of the Company on such record date as may be fixed by the Board of Directors, which record date shall be no more than 60 days prior to the payment date thereof.

                  4.       Liquidation Preference.

                  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or reduction or decrease in its Capital Stock resulting in a distribution of assets to the holders of any class or series of the Company's Capital Stock (the date of such occurrence, the "Liquidation Date"), the Company shall, out of the assets of the Company available for distribution, make the following payments in respect of its Capital Stock:

         a. first, payments due in connection with the Senior Securities on the Liquidation Date, including any accumulated and unpaid dividends, if any, on such Senior Securities, to the Liquidation Date;

         b. second, on a pro rata basis, payments (i) on shares of the Series C Preferred Stock equal to the Liquidation Preference per share of Series C Preferred Stock, plus all accrued and unpaid dividends, if any, thereon to the Liquidation Date and
                  (ii) due on Parity Securities; and

         c. third, payments on any Junior Securities, including, without limitation, the Common Stock.

After payment in full in cash of the Liquidation Preference and all accumulated dividends, if any, to which holders of Series C Preferred Stock are entitled, such holders shall not be entitled to any further participation in any distribution of assets of the Company.

                  5.       Voting Rights.

                  General Voting Rights. Except as otherwise provided herein, and except as otherwise required by law, the holder of each share of Series C Preferred Stock shall be entitled to the number of votes as is equal to the number of shares of Common Stock into which such holder's shares of Series C Preferred Stock would be converted in accordance with Section 6(b) below, at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or required by


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law), such votes to be counted together with all other shares of stock of the
Company having general voting power and not separately as a class. Holders of Common Stock and Series C Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the By-Laws of the Company. Fractional votes by the holders of Series C Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares Series C Preferred Stock held by each holder could be converted) shall be rounded to the nearest lower whole number.

                  6. Conversion. The holders of the Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                           (a) No Optional Conversion. Each share of Series C
Preferred Stock shall not be convertible at the option of the holder.

                           (b) Automatic Conversion. Each share of Series C
Preferred Stock shall automatically be converted into ten shares (the "Conversion Rate", which Conversion Rate is subject to adjustment as provided herein) of Common Stock immediately upon the earlier of (i) the effectiveness of a registration statement pursuant to the Securities Act of 1933, as amended, registering for resale the shares of Common Stock into which the shares of Series C Preferred Stock are convertible (the "Registration Statement"), and
(ii) the Company's merger or consolidation with or into any other corporation whereby the Company is not the surviving corporation, or any sale, lease or conveyance of all or substantially all of the Company's property, assets or business. Upon any such conversion, the Company will pay holders of Series C Preferred Stock any accrued and unpaid dividends in cash.

                           (c) Mechanics of Conversion. No fractional shares of
Common Stock shall be issued upon conversion of Series C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional shares to which the holder would be otherwise entitled, pay cash equal to the fair market value of such fractional share on the date of conversion, which fair market value shall be determined in good faith by the Board of Directors of the Company. In the case of a conversion pursuant to Section 6(b) above, immediately upon effectiveness of the Registration Statement the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on the date of such conversion.

                           (d) Adjustment of Conversion Price. The Conversion
Rate shall be subject to adjustment from time to time as follows:

                               (i) Adjustments for Subdivisions, Combinations or
Consolidation of Common Stock. In the event the outstanding Common Stock shall be subdivided (by split


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or otherwise), into a greater number of shares of Common Stock, the Conversion
Rate then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately adjusted. In the event the outstanding Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Rate then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately adjusted.

                               (ii) Adjustments for Reclassification, Exchange
and Substitution. If the Common Stock issuable upon conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Rate then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series C Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, that number of shares of such other class or classes of stock equal to the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock (adjusted for any combinations, consolidations, stock splits, or stock distributions or dividends with respect to such shares) immediately prior to such capital reorganization or reclassification as would have been subject to receipt by the holders upon conversion of the Series C Preferred Stock immediately before that change.

                               (iii) Reorganizations, Mergers, Consolidations or
Sales of Assets. If at any time or from time to time, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 6, as a part of such capital reorganization, provision shall be made so that the holders of the Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series C Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion of the Series C Preferred Stock, would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of Series C Preferred Stock after the capital reorganization to the end that the provisions of this Section 6 (including adjustment of the Conversion Rate (as defined herein), the Conversion Rate then in effect, and the number of shares issuable upon conversion of the Series C Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                  7.       General Provisions.

                           (a) No Impairment. The Company shall not, by
amendment of the Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder


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by the Company but shall at all times in good faith assist in the carrying out of all the provisions of Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Stock against impairment.

                           (b) Certificate as to Adjustments. Upon the
occurrence of each adjustment or readjustment of the Conversion Rate pursuant to
Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series C Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series C Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the conversion price at the time in effect with respect to such Series C Preferred Stock, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of shares of such Series C Preferred Stock.

                           (c) Notices of Record Date. In the event that the
Company shall propose at any time:

                               (i) to declare any dividend or distribution upon its Common Stock, whether or not a regular cash dividend or a dividend payable in shares of Common Stock, and whether or not out of earnings or earned surplus;

                               (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                               (iii)  to effect any reclassification or
                                      recapitalization of its Common Stock
                                      outstanding involving a change in the
                                      Common Stock; or

                               (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Company shall send to the holders of the Preferred Stock:

                                      (1) at least 20 days' prior written notice
                                          of the date on which a record shall be
                                          taken for such dividend, distribution
                                          or subscription rights (and specifying
                                          the date on which the holders of
                                          Common Stock shall be entitled
                                          thereto) or for determining rights to


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                                          vote in respect of the matters
                                          referred to in (iii) and (iv) above;
                                          and

                                      (2) in the case of the matters referred to
                                          in (iii) and (iv) above, in the event
                                          a record date is taken with respect
                                          to any such matter, at least 20 days'
                                          prior written notice of such record
                                          date or, if no such record date is
                                          taken, at least 20 days' prior written
                                          notice of the date when such matters
                                          shall take place (and specifying the
                                          date on which the holders of Common
                                          Stock shall be entitled to exchange
                                          their shares of Common Stock for
                                          securities or other property
                                          deliverable upon the occurrence of
                                          such event).

Each such written notice shall be delivered personally or sent by first class mail, postage prepaid, addressed to the holders of the Series C Preferred Stock at the address for each such holder as shown on the books of the Company.

                           (d) Issue Taxes. The Company shall pay any and all
issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series C Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                           (e) Reservation of Stock Issuable Upon Conversion.
The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of the Preferred Stock, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, utilizing its best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

                  8. Increasing Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the stock of the Company.

                  9. No Reissuance of Preferred Stock. No shares of Series C Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and any such shares shall be cancelled, retired, and eliminated from the shares which the Company shall be authorized to issue; provided, however, that any such redeemed or


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purchased shares of Series C Preferred Stock shall be eliminated from the shares which the Company shall be authorized to issue only upon the filing with the Secretary of State of the State of Delaware a certificate of amendment of the Certificate of Incorporation in compliance with the General Corporation Law of the State of Delaware.



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                  IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed this 26 day of June, 2001.


                                          RITE AID CORPORATION


                                          By:
                                              ----------------------------------
                                          Name:  Elliot S. Gerson
                                          Title: Senior Executive Vice President
                                                 and General Counsel




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